Exhibit 99.1

Wm. Wrigley Jr. Company Announces Fourth Quarter and Full Year Results
Fiscal Year Sales Cross the $4 Billion Mark for the First Time in Company History

CHICAGO – February 7, 2006 – The Wm. Wrigley Jr. Company (NYSE:WWY) announced today fourth-quarter and full-year results for 2005.  Strong volume growth produced $1.1 billion in sales for the quarter and pushed global sales over $4 billion for the first time in Company history.

Bill Wrigley, Jr., Chairman, President & CEO, commented, “The $4-billion mark in sales is another significant milestone for the Company and reflects the hard work and dedication of our people around the world.  We took major strides to expand further into the broader confectionery arena, and in a year of significant acquisition activity and long-term investment, our talented global team produced our ninth consecutive year of record earnings.”

Sales increases were primarily driven by worldwide shipment growth of 22% for the quarter and 16% for the full year.  The increased volume was driven by the solid performance of Wrigley’s core gum and confectionery business around the world, along with the acquisition of various confectionery brands from Kraft that closed as of June 26, 2005.

Diluted earnings per share for the full year were $2.29, up 5% over the prior year including a 12 cent charge for costs related to previously announced supply chain restructuring activities.  Fourth quarter earnings were $0.42 per share, down 19% from a year ago including a 10 cent charge for restructuring costs.

Earnings in both reporting periods also reflect the slightly dilutive impact of the Company’s acquisition of several new confectionery brands – Altoids®, Life Savers®, Creme Savers® and Sugus®.  Additionally, earnings for the full year benefited slightly from currency, while quarterly earnings were negatively impacted by currency.

“Wrigley’s core gum brands had excellent growth in 2005, providing a solid foundation for the business.  The integration of the newest confectionery brands is going according to plan, and we will continue to invest in them as 2006 unfolds in order to lay the groundwork for their long-term growth and development,” said Ron Waters, Chief Operating Officer.  “We have already made progress with these brands, and our first new products under them are currently hitting store shelves following their January 1 launch.”

Sales and Gross Margins
For the full year, consolidated net sales reached $4.16 billion, an increase of $511 million or 14% from 2004.  Higher worldwide shipments increased net sales approximately 13%.  The recent acquisition of new confectionery brands increased net sales 5%.  First quarter 2005 net sales of Joyco products, which were not included in 2004 first quarter results, contributed approximately 1% of the net sales growth.  The remaining volume growth, across all regions, increased net sales 7%.  Translation of stronger foreign currencies, primarily in Europe, to the weaker U.S. dollar increased net sales by approximately 1%.

(continued)

Sales in North America were up 20% for the year, with the newly acquired confectionery brands contributing 14 percentage points to the net sales gain.  In addition, U.S. sales of Orbit® and Extra® and good results in Canada contributed another 5% to net sales.

In the EMEAI region (principally Europe) sales were up 8% on 6% volume growth, led by Russia and the Ukraine, as well as slightly positive mix and the benefit of currency.  Asia turned in another outstanding year, as 2005 sales grew 26%, mainly due to double-digit volume growth across most of the region, including China.

Global sales for the fourth quarter rose to $1.1 billion, an increase of $144 million or 15% from a year ago.  In addition to strong volume growth of 7% on Wrigley’s core confectionery business, Wrigley’s newly acquired confectionery brands contributed approximately 11 percentage points of the sales gain.  For the quarter, sales growth was dampened by translation of foreign currencies to a stronger U.S. dollar, which decreased net sales by 3%.

Quarterly sales in North America increased 37%, driven by sales of the newly acquired confectionery brands, which contributed three-fourths of the sales gain, on top of excellent  year-over-year performance of Orbit and Extra in the U.S. and Excel® in Canada.

In EMEAI, sales were flat, as solid shipment growth of 5% and slightly positive mix were offset by negative currency.  Volume improvement in the region was driven by strong performance in Central and Eastern Europe, in particular increased shipments of Orbit and the growth of Eclipse® in Russia.  In Asia, sales were up 16% on double-digit shipment growth in China,  Hong Kong and Vietnam.

Consolidated gross margins were 54.2% for the year and 50.0% for the quarter, a decline of  150 and 510 basis points, respectively.  Gross margins were strongly affected by restructuring charges, which accounted for approximately two-thirds the margin decline for both periods   (100 points and 310 points).  As expected, the remainder of the decline in both periods reflects the impact of the new confectionery brands and their lower gross margins.  For the full year, those lower confectionery margins were somewhat offset by margin gains due to slightly reduced costs for Wrigley’s core business.

Operating Profits and Net Earnings
Consolidated operating profits for the year grew 8%, due to strong performance across all regions and contributions from currency through the first nine months of 2005, partially offset by continued investment in the business as well as the supply chain restructuring charges.  Full-year 2005 net earnings were up $24 million or 5% to $517 million, with diluted earnings per share up 10 cents or 5% to $2.29.  Currency contributed 5 cents to the earnings per share increase while restructuring charges reduced earnings per share by $0.12.

Consolidated operating profits for the quarter fell by 15%, reflecting restructuring charges which reduced operating profit by $34 million or 20%.  The contribution to operating profits by higher worldwide shipments was partially offset by investments in selling infrastructure, brand support and innovation for Wrigley’s core business and the new confectionery brands.  Quarterly net earnings declined by $23 million or 20% to $94 million, reflecting the $23 million after-tax impact of restructuring.

(continued)

Diluted net earnings per share were $0.42, down 10 cents or 19% from the same period a year ago, including a 10-cent impact from restructuring and another 2 cents from the negative impact of currency.

Dividend Increase
At their regular meeting held today in Chicago, the Board of Directors increased the regular quarterly dividend by 14% to $0.32 per share.  The increase reflects continuing strong business performance and is expected to result in a higher dividend-to-earnings payout ratio in 2006 compared to 2005.  The new quarterly dividend was declared on each share of Common Stock and each share of Class B Common Stock for the three-month period beginning May 1, 2006.  The dividend is payable on May 1, 2006 to stockholders of record of each class of stock outstanding at the close of business on April 17, 2006.

New Product Launches
On January 1, 2006, Wrigley launched eight new products in the U.S. marketplace.  Five are under longstanding Wrigley brands – Extra “Cool Watermelon”, Eclipse “Cinnamon Inferno”, Eclipse “Midnight Cool” and Orbit White “Wintermint” gums as well as Doublemint® Twins Mints.  The other three launches are under the newly acquired confectioney brands – Life Savers Gummies Wild Berry Sours, Creme Savers Tropicals and Altoids Mango Sours.

The Wrigley Company is a recognized leader in the confectionery field and the world’s      largest manufacturer and marketer of chewing gum, with global sales of more than $4 billion.  The Company markets its world-famous brands in more than 180 countries.  Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back  more than a century.  Other brands include Doublemint®, Life Savers®, Big Red®, Boomer®,   Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Alpine®, Solano®, Sugus®, Cool Air®, and P.K.®.

FROM:	WM. WRIGLEY JR. COMPANY

Christopher Perille, Senior Director – External Relations Phone: (312) 645-4077

Kelly McGrail, Senior Director – Corporate Relations Phone: (312) 645-4754

We may from time-to-time, in this document or documents incorporate by reference into this document, discuss our expectations regarding future events.  Statements and financial disclosure contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995.  These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial conditions, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, us.  Forward-looking statements generally will be accompanied by words such as “anticipate”, “believe”, “could”, “estimate”, “forecast”, “intend”, “may”, “possible”, “potential”, “predict”, “project” or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary.  Some of the important factors that could cause actual results to differ materially form the forward-looking statements are set forth in Exhibit 99(i) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, such list not being all inclusive, and are incorporated herein by reference.

STATEMENT OF CONSOLIDATED EARNINGS OF
WM. WRIGLEY JR. COMPANY

	Three Months Ended December 31, 2005		Twelve Months Ended December 31, 2005

	2005	2004	2005	2004

Net sales	$1,106,344,000	$961,860,000	$4,159,306,000	$3,648,592,000
Cost of sales	518,623,000	431,846,000	1,863,179,000	1,615,217,000
Restructuring charges	34,087,000	—	40,223,000	—

Gross profit	553,634,000	530,014,000	2,255,904,000	2,033,375,000

Selling, general and administrative expense	409,230,000	359,483,000	1,479,568,000	1,313,156,000

Operating income	144,404,000	170,531,000	776,336,000	720,219,000

Interest expense	(14,807,000)	(1,448,000)	(31,648,000)	(3,879,000)
Other income	2,745,000	(1,475,000)	9,972,000	4,156,000

Earnings before income taxes	132,342,000	167,608,000	754,660,000	720,496,000

Income taxes	38,226,000	50,618,000	237,408,000	227,542,000

Net earnings	$94,076,000	$116,990,000	$517,252,000	$492,954,000

Net earnings per average share of common stock (basic)[a]	$0.42	$0.52	$2.30	$2.19

Net earnings per average share of common stock (diluted)[a]	$0.42	$0.52	$2.29	$2.19

Average number of basic shares outstanding for the period	224,032,496	224,595,023	224,770,646	224,636,795

Average number of diluted shares outstanding for the period	225,032,425	225,664,217	225,827,085	225,472,472

[a] Per share calculations based on the average number of shares outstanding for the period.

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